================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ACE CASH EXPRESS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            ACE CASH EXPRESS, INC.
                        1231 GREENWAY DRIVE, SUITE 800
                              IRVING, TEXAS 75038

                             --------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 14, 1997

                             --------------------

To the Shareholders of ACE Cash Express, Inc.:

     The Annual Meeting of Shareholders of ACE Cash Express, Inc., a Texas corporation (the "Company"), will be held at the Four Seasons Hotel, 4150 North MacArthur Blvd., Irving, Texas 75038, on November 14, 1997, at 10:00 a.m., Dallas, Texas time, for the following purposes:

     (a) To elect six directors to serve until the next annual meeting of shareholders or until their respective successors are elected and qualified;

     (b) to consider and vote upon a proposal to approve the ACE Cash Express, Inc. 1997 Stock Option Plan;

     (c) to consider and vote upon an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value per share, of the Company from 10,000,000 to 20,000,000; and

     (d) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on September 26, 1997, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders entitled to vote at the meeting will be available for examination at the Company's corporate offices at 1231 Greenway Drive, Suite 800, Irving, Texas 75038, for ten days before the meeting.

     Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy and return it in the enclosed envelope. No postage is required if the proxy is mailed in the United States. Your prompt response will reduce the time and expense of solicitation. Any shareholder that returns a proxy may revoke it by voting in person at the meeting.

                                By order of the Board of Directors,


                                Jay B. Shipowitz
                                Secretary

Irving, Texas
October 21, 1997

                            ACE CASH EXPRESS, INC.
                        1231 GREENWAY DRIVE, SUITE 800
                              IRVING, TEXAS 75038

                             --------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 14, 1997

                             --------------------


     This Proxy Statement is furnished to shareholders of ACE Cash Express, Inc., a Texas corporation (the "Company"), in connection with the solicitation, at the Company's expense, on behalf of the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders of the Company to be held November 14, 1997 (the "Annual Meeting"). Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting and not revoked. Any shareholder giving such a proxy may revoke it at any time before it is voted by written revocation delivered to the Company's Secretary, by voting in person at the Annual Meeting or by giving a later proxy. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about October 21, 1997.

     Included with this Proxy Statement are copies of the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1997 ("fiscal 1997"). The Annual Report to Shareholders does not form any part of the proxy solicitation material.

TABLE OF CONTENTS                                                          PAGE

  Outstanding Capital Stock............................................      3
  Quorum and Voting....................................................      3
  Solicitation of Proxies; Action to be Taken at Meeting...............      3
  Security Ownership of Certain Beneficial Owners and Management.......      4
  Directors and Executive Officers.....................................
     Board of Directors................................................      6
     Directors.........................................................      6
     Committees, Meetings and Compensation of Members of the
      Board of Directors...............................................      7
     Compliance with Section 16(a) of the Securities Exchange Act......      8
     Executive Officers................................................      9
  Executive Compensation...............................................
     Summary Compensation Table........................................     10
     Senior Management Bonus Plan......................................     10
     Stock Options.....................................................     11
     Compensation Committee Interlocks and Insider Participation.......     11
     Compensation Committee Report on Executive Compensation...........     12
  Stock Performance Chart..............................................     14
  Proposal to Approve ACE Cash Express, Inc. 1997 Stock Option Plan
     Background and Summary of Terms...................................     14
     Tax Status of Stock Options.......................................     16
     Required Vote.....................................................     16
  Proposal to Approve an Amendment to the Restated Articles of
   Incorporation to Increase the Authorized Shares of Common Stock.....
     Background and Rationale..........................................     17
     Required Vote.....................................................     18
  Relationship with Independent Public Accountants.....................     18
  Shareholder Proposals................................................     18
  Miscellaneous........................................................     18

                           OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to vote at the Annual Meeting is September 26, 1997. At the close of business on that date the Company had issued, outstanding and entitled to vote at the Annual Meeting 6,473,327 shares of Common Stock, $.01 par value per share ("Common Stock").

                               QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, affirmative votes equal to at least (i) a plurality of the votes cast at the Annual Meeting in person or by proxy is required for the election of directors,
(ii) the votes of a majority of all shares of Common Stock outstanding and entitled to vote at the Annual Meeting in person or by proxy is required to approve an amendment to the Company's Restated Articles of Incorporation, and
(iii) a majority of the votes cast at the Annual Meeting in person or by proxy is required to approve any other matter. In deciding all questions, each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in such shareholder's name on the record date. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Where nominee record holders do not vote on specific matters because they did not receive specific instructions on such matters from the beneficial owners of such shares ("broker non-votes"), such broker non-votes will not be included in vote totals and, as such, will have no effect on any proposal other than the proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock. Because such an amendment requires the approval of a majority of all outstanding shares of Common Stock, broker non-votes will have the same effect as a negative vote.

            SOLICITATION OF PROXIES; ACTION TO BE TAKEN AT MEETING

     The accompanying proxy for the Annual Meeting is solicited on behalf of the Board of Directors. The Company will bear the expense of preparing, printing and mailing the proxy solicitation material and the form of proxy. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Company's directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses they incur in connection therewith.

     When shareholders have appropriately specified how their proxies should be voted, the proxies will be voted accordingly. Unless the shareholder otherwise specifies therein, the accompanying proxy will be voted (i) for the election as directors of the Company of the six persons named under the caption "Directors and Executive Officers -- Board of Directors," (ii) for the proposal to approve the ACE Cash Express, Inc. 1997 Stock Option Plan, (iii) for the proposal to approve an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, and (iv) at the discretion of the proxy holders, with respect to any other matter or business that may properly come before the Annual Meeting. The Board of Directors does not know of any such other matter or business.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of September 26, 1997 by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company's directors, the Named Executive Officers (as defined in "Executive Compensation -- Summary Compensation Table" below), and all directors and executive officers as a group. The Company believes each such shareholder has sole voting and dispositive power over the shares held, except as otherwise indicated.


                                                                 Percentage of
                                      Shares of Common Stock     Common Stock
                                        Beneficially Owned    Beneficially Owned
                                      ----------------------  ------------------

  Raymond C. Hemmig                           518,092  (1)           8.0%
  10000 N. Central Expressway,
  Suite 1060
  Dallas, Texas 75231

  Donald H. Neustadt                          612,613  (2)           9.5%
  1231 Greenway Drive, Suite 800
  Irving, Texas 75038

  Howard W. Davis                              12,000  (3)            (8)

  Marshall B. Payne                           908,747  (4)          14.0%
  500 Crescent Court, Suite 250
  Dallas, Texas 75201

  Edward W. Rose III                          908,747  (5)          14.0%
  500 Crescent Court, Suite 250
  Dallas, Texas 75201

  Charles Daniel Yost                           9,000  (6)            (8)

  Raymond E. McCarty                          124,205  (7)           1.9%
  1231 Greenway Drive, Suite 800
  Irving, Texas 75038

  Jay B. Shipowitz                                  0                  0
  1231 Greenway Drive, Suite 800
  Irving, Texas 75038

  Greenbriar Partners, Ltd.                   546,655  (9)           8.4%
  1901 North Akard
  Dallas, Texas 75201

  Peter H. Kamin                              379,070 (10)           5.9%
  One Financial Center, Suite 1600
  Boston, Massachusetts 02111

  Edwin H. Morgens                            382,200 (11)           5.9%
  610 Fifth Avenue
  New York, New York 10020

  All directors and executive officers      2,184,657 (12)          33.7%
  as a group (8 persons)

(1) Includes 5,000 shares Mr. Hemmig holds as custodian for his children and options on 42,461 shares exercisable within 60 days of the date of this Proxy Statement.
(2) Includes 1,500 shares Mr. Neustadt holds as custodian for a child and options on 17,768 shares exercisable within 60 days of the date of this Proxy Statement. Also includes 47,500 shares held by KLN Foundation, a private charitable foundation of which Mr. Neustadt is one of three trustees. Mr. Neustadt shares voting and dispositive power with the other trustees. Mr. Neustadt disclaims beneficial ownership of the shares held by KLN Foundation.
(3) Consists of options on 12,000 shares exercisable within 60 days of the date of this Proxy Statement.
(4) Includes 136,723 shares of Common Stock owned by Mr. Payne and 16,080 shares owned by Scout Ventures, a Texas general partnership of which Mr. Payne is a general partner ("Scout"). Also includes 746,944 shares of Common Stock beneficially owned by other persons who may, with Mr. Payne and Scout, constitute a group, according to a Schedule 13D filed with the Securities and Exchange Commission on January 5, 1995, as supplemented by a Form 4 filed by one of the persons thereafter (the "Schedule 13D"). The other members of such group and their respective beneficial ownership of shares, as reported in the Schedule 13D, are as follows:
        a)   Stephen J. Summers -- 4,500 shares.
        b)   Kaiser-Francis Oil Company - 18,450 shares.
        c)   Ruth Kaiser Nelson - 6,150 shares.
        d) Rankin Investment Corporation ("RIC") - 750 shares. R. Todd Rankin, the president and treasurer and a director of RIC, is an employee of Cardinal Investment Company, Inc. ("Cardinal").
        e) Edward W. Rose III - 610,510 shares, excluding any shares beneficially owned by his wife, Evelyn P. Rose, or two trusts of which she is the trustee.
        f) Evelyn P. Rose and two trusts, the Lela Helen Rose Trust and the William Edward Rose Trust, of which she is the trustee - 105,834 shares. Of these shares, 76,894 are owned by Mrs. Rose, and 14,470 are owned by each of the trusts.
        g)   Kathleen E. Wright - 750 shares. Ms. Wright is an employee of
             Cardinal.
     Mr. Payne disclaims beneficial ownership of any shares of Common Stock owned by any such other member of the group that filed the Schedule 13D.
(5) Includes 610,510 shares of Common Stock owned by Mr. Rose. Also includes 298,237 shares beneficially owned by the other persons who may, with Mr. Rose, constitute the group described in Note (4) above, including Mr. Payne and Scout. Mr. Rose disclaims beneficial ownership of any shares of Common Stock owned by any such other member of the group that filed the Schedule 13D.
(6) Consists of options on 9,000 shares exercisable within 60 days of the date of this Proxy Statement.
(7) Includes options on 24,683 shares exercisable within 60 days of the date of this Proxy Statement.
(8)  Less than 1%.
(9) Includes 3,000 shares held by Mr. Frederick E. Rowe, Jr., the general partner of Greenbriar Partners, Ltd. ("Greenbriar"). As general partner, Mr. Rowe has the power to manage Greenbriar's operations, including the shared right with Greenbriar to vote and dispose of the shares of Common Stock Greenbriar holds. Mr. Rowe has sole voting and dispositive power over the 3,000 shares he holds. Also includes an additional 10,000 shares owned by the Rowe Family Partnership, of which Mr. Rowe is a general partner.
(10) Consists of 379,070 shares held by Peak Investment Limited Partnership ("Peak"), Petrus Fund LP ("Petrus") and Pleiades. Mr. Kamin has the discretionary authority to manage Peak's, Petrus' and Pleiades' operations, including the shared right with Peak, Petrus or Pleiades, as the case may be, to vote and dispose of the shares of Common Stock that Peak and Petrus hold. Mr. Kamin disclaims beneficial ownership of these shares.
(11) These shares consist of shares beneficially held by Morgens Waterfall Vintiadis Investments N.V. ("MWV"), Betje Partners ("Betje"), Phaeton International, N.V. ("Phaeton"), and Phoenix Partners ("Phoenix"). Betje, Phaeton and Phoenix have sole voting and dispositive power over 70,800, 114,150 and 197,250 shares, respectively. Mr. Bruce Waterfall, 610 Fifth Avenue, New York, New York 10020, could be deemed a beneficial owner of these shares of Common Stock due to direct and indirect interests he holds in the Morgens Group.
(12) See Notes (1) through (7).

                       DIRECTORS AND EXECUTIVE OFFICERS

BOARD OF DIRECTORS

     Six directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his successor is elected and qualified. Proxy holders will not be able to vote the proxies held by them for more than six persons. To be elected a director, each nominee must receive a plurality of all of the votes cast at the Annual Meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee is currently a director of the Company. Each nominee has expressed his intention to serve the entire term for which election is sought.

The Board of Directors' nominees for the office of director are as follows:

                                              Year First
                                    Age     Became Director
                                    ---     ---------------
           Raymond C. Hemmig         47          1988
           Donald H. Neustadt        48          1987
           Howard W. Davis           52          1995
           Marshall B. Payne         40          1987
           Edward W. Rose III        56          1987
           Charles Daniel Yost       48          1996

DIRECTORS

     Raymond C. Hemmig has served as the Chairman of the Board of the Company since September 1988. From September 1988 to October 1994, Mr. Hemmig also served as the Company's Chief Executive Officer. Mr. Hemmig serves as a director of the National Association of Check Cashers and has served as President of the Texas Association of Check Cashers, Inc. since its inception in November 1991 and as a member of the American Express MoneyGram Agent Advisory Board since February 1991. Since February 1996, Mr. Hemmig has served as a director of Party City Inc., a publicly held retail company. Since December 1995, Mr. Hemmig also has served as the Chairman of the Board and Chief Executive Officer of Retail and Restaurant Growth Capital, a licensed Small Business Investment Corporation and a provider of financing to emerging retail and restaurant companies. From 1990 until May 1994, Mr. Hemmig also served as a director of On The Border Cafes, Inc., a restaurant chain. Mr. Hemmig also serves as a director of various private companies. From 1985 to September 1988, Mr. Hemmig was a partner and co-founder of Hemmig & Martin, a consulting firm to clients in the food service, retail and franchise industries.

     Donald H. Neustadt has served as the President and Chief Executive Officer of the Company since October 1994 and as a director of the Company since January 1987. Mr. Neustadt served as the Company's President and Chief Operating Officer from January 1987 to October 1994. From 1972 to January 1987, Mr. Neustadt served in various capacities with Associates Corporation of North America ("Associates NA") and its affiliates, including as President of Associates Financial Express, Inc. ("Associates Financial"), a money order company; as Senior Vice President and Controller of Associates Diversified Services, Inc., which owned a consumer credit card bank, a savings and loan and Associates Financial; as Vice President of Strategic Planning for Associates NA; and as Controller of Consumer Operations and a systems manager for Associates Financial Services, a consumer finance company.

     Howard W. Davis has served as a director of the Company since February 1995. Since 1993, Mr. Davis has managed his personal investments, served as a consultant for a number of companies and worked on a volunteer basis for several civic and charitable organizations. From 1981 to 1993, Mr. Davis served as the President and Chief Executive Officer of Dallas-based Tracy Locke, Inc., a major national advertising and public relations firm.

     Marshall B. Payne has served as a director of the Company since 1987. Since 1983, Mr. Payne has been Vice President of Cardinal Investment Company, Inc., an investment management firm. He is also a director of Leslie Building Products, Inc., a building products manufacturer, and as a director of various private companies.

     Edward W. Rose III has served as a director of the Company since 1987. Since 1974, Mr. Rose has been the President and sole shareholder of Cardinal Investment Company, Inc. In addition, Mr. Rose serves as Chairman of the Board of Drew Industries, Inc., an aluminum window manufacturer, and of Leslie Building Products, Inc., a manufacturer and marketer of specialty building products; as Co-Managing General Partner of the partnership that owns The Texas Rangers Baseball Team; and as a director of various private companies.

     Charles Daniel Yost has served as a director of the Company since August 1996. In July 1997, Mr. Yost joined Netcom Online Communications Systems, Inc. as President and Chief Operating Officer. From 1994 to July 1997, Mr. Yost served as President of the Southwest Region of AT&T Wireless Services, Inc., a provider of cellular telephone service. From 1991 to June 1994, Mr. Yost served as President of the Southwest Region for McCaw Cellular Communications/LIN Broadcasting. From 1985 to July 1991, Mr. Yost served as President/General Manager for MetroCel Cellular Telephone Company. From 1971 to April 1985, Mr. Yost served in various capacities with Compucon, Inc. and its affiliates, including as Executive Vice President of the Wireless Business Division; Vice President and Division Manager of the Satellite Communications Services; and Business Unit Manager of Danray, Inc., a Compucon subsidiary. In addition, Mr. Yost serves as a director of Reese Associates, Inc., a privately held architectural services provider.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF
                                                         ---
EACH NOMINEE.

COMMITTEES, MEETINGS AND COMPENSATION OF MEMBERS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee and a Compensation Committee to assist the Board of Directors in carrying out its duties.

     The Audit Committee's duties include: (i) engaging auditors and determining their compensation; (ii) making recommendations to the Board of Directors for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls and all other significant findings during the audit; (iii) meeting periodically with the Company's management and auditors to discuss internal accounting and financial controls; and (iv) initiating and supervising any special investigation it deems necessary regarding the Company's accounting and financial policies and controls. Messrs. Rose and Yost are currently the Audit Committee members.

     The Compensation Committee's primary functions are to: (i) establish and administer the Company's compensation policies, (ii) administer the Company's 1987 Stock Option Plan, as amended (the "1987 Option Plan"), the Company's Non-Employee Directors Stock Option Plan (the "Directors Option Plan") and, if approved by the shareholders, the Company's 1997 Stock Option Plan, and (iii) oversee the administration of other employee benefit plans and fringe benefits paid to or provided for the Company's officers. See "Executive Compensation - Compensation Committee Report on Executive Compensation." Messrs. Davis and Payne are the Compensation Committee members.

     In fiscal 1997, the directors attended at least 75% of the meetings of the Board of Directors and all of the meetings of committees of the Board of Directors of which they are members. During fiscal 1997, the Board of Directors held four meetings, the Audit Committee held one meeting, and the Compensation Committee held two meetings.

     The Company has no nominating committee. The entire Board of Directors is responsible for selecting nominees for election as directors.

     Each outside director (currently each director other than Messrs. Hemmig and Neustadt) receives $1,500 for attendance at each Board of Directors meeting and $500 for attendance at each meeting of a committee of the Board of Directors that is not held in conjunction with a Board of Directors meeting.

     Under the Directors Option Plan, an option to purchase 4,500 shares of Common Stock is granted to each non-employee director on December 1 of each year, commencing December 1, 1995, and an option to purchase 7,500 shares of Common Stock is granted to each non-employee director elected to the Board of Directors who has not previously served as a director of the Company on the date of his election to the Board of Directors of the Company. The Directors Option Plan requires that the exercise price of each option must be equal to the closing price of the Common Stock on The Nasdaq Stock Market on the date the option is granted.

     Under the Directors Option Plan, (i) an option to purchase 7,500 shares of Common Stock at an exercise price of $5.50 per share was granted to Mr. Davis in March 1995 relating to his election to the Board of Directors; (ii) Mr. Davis, Mr. Payne, and Mr. Rose each was granted an option to purchase 4,500 shares of Common Stock at an exercise price of $6.17 per share on December 1, 1995; (iii) an option to purchase 7,500 shares of Common Stock at an exercise price of $8.33 per share was granted to Mr. Yost when he was elected to the Board of Directors in August 1996; and (iv) Mr. Davis, Mr. Payne, Mr. Rose and Mr. Yost each was granted an option to purchase 4,500 shares of Common Stock at an exercise price of $10.50 per share on December 1, 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") reports of ownership and reports of changes in ownership of Common Stock. SEC regulations require such directors, executive officers, and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 1997, directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except as described below in this section.

     During fiscal 1997, a number of inadvertent failures to file or delays in filing certain of the required forms was discovered, and corrective filings have been made with the SEC. The Company understands that the omitted or delayed filings concerned only becoming a reporting person or the receipt of stock options granted under the 1987 Option Plan or the Directors Option Plan; timely filings concerning sales and purchases (including the exercise of options) of Common Stock were made.

     Form 3 was not filed by Mr. Yost when he first became a director and was granted a stock option in August 1996 or by Mr. Shipowitz when he became an executive officer on May 1997 and was granted stock options in June 1997; each of those persons filed a Form 5 for fiscal 1997 instead. Forms 5 to report the annual grant of stock options under the Directors Option Plan to each of Messrs. Davis, Payne, and Rose in fiscal 1996 were filed late. Forms 5 to report the annual grant of stock options under the 1987 Option Plan to each of Messrs. Hemmig and McCarty in each of fiscal 1993 through fiscal 1996 were not filed; the Form 5 for fiscal

1997 filed by Mr. Hemmig included the requisite information for him, and a Form 5 filed by Mr. McCarty during fiscal 1997 included the requisite information for him.

EXECUTIVE OFFICERS

     NAME                        POSITION
     ----                        --------

     Raymond C. Hemmig           Chairman of the Board

     Donald H. Neustadt          President and Chief Executive Officer

     Raymond E. McCarty          Senior Vice President of Operations,
                                 President of ACE Franchise Group

     Jay B. Shipowitz            Senior Vice President, Chief Financial Officer,
                                 Secretary and Treasurer

     See "-- Directors" above for business experience information concerning Messrs. Hemmig and Neustadt.


     Raymond E. McCarty, age 55, has served as Senior Vice-President -- Operations of the Company since 1985. From 1982 to 1985, Mr. McCarty served as Division Vice President of Associates NA and was responsible for organizing Associates NA's first home improvement loan portfolio acquisition and for establishing an automobile lending program. From 1963 to 1982, Mr. McCarty served in various capacities with an affiliate of Barclays American Corporation, including as an area director for a seven-state region. The Board of Directors appointed Mr. McCarty, and he serves at its discretion.

     Jay B. Shipowitz, age 34, has served as Senior Vice President and Chief Financial Officer of the Company since May 27, 1997. From July 1996 to May 1997, Mr. Shipowitz served as Senior Vice President and Chief Financial Officer of USDATA Corporation, a software company, in Richardson, Texas. From June 1993 to July 1996, Mr. Shipowitz served as Vice President of Finance and Administration and Chief Financial Officer of Westinghouse Security Systems, Inc., a residential security company, in Dallas, Texas. From 1987 to 1993, Mr. Shipowitz worked at Price Waterhouse in Baltimore, Maryland, in various positions, the last of which was senior manager. From 1985 to 1987, Mr. Shipowitz worked at KPMG Peat Marwick in Greensboro, North Carolina. The Board of Directors appointed Mr. Shipowitz, and he serves at its discretion.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued for services rendered to the Company for the last three fiscal years by the Chief Executive Officer ("CEO") and each of the executive officers of the Company whose total annual salary and bonus for fiscal 1997 exceeded $100,000 (collectively with the CEO, the "Named Executive Officers"):

                                       Annual Compensation                          Long-Term Compensation
                             ---------------------------------------------------------------------------------
                                                                                   Awards             Payouts
                                                               Other      ------------------------------------
                              Year                             Annual     Restricted    Securities      LTIP     All Other
                              Ended                         Compensation    Stock       Underlying     Payouts  Compensation
Name and Principal Position  June 30,  Salary($)  Bonus($)     ($)(1)     Awards(S)   Options/SARs(#)    ($)        ($)
----------------------------------------------------------------------------------------------------------------------------
Raymond C. Hemmig              1997      80,006          -     13,875         -          5,300             -        -
(Chairman of the               1996      80,006          -     13,875         -          5,250             -        -
Board)                         1995     109,309          -     13,875         -          5,250             -        -

Donald H. Neustadt             1997     229,254    191,360     13,735         -              -             -        -
(President and Chief           1996     188,569     85,651     13,735         -              -             -        -
Executive Officer)             1995     167,167          -     13,735         -              -             -        -

Raymond E. McCarty             1997     138,590     92,667     13,584         -          2,600             -        -
(Senior Vice President         1996     119,217     43,320     13,584         -          2,625             -        -
-Operations)                   1995     114,302          -     13,584         -          2,625             -        -

Jay B. Shipowitz(2)            1997      11,538          -      1,015         -         27,500             -        -
(Senior Vice President
-Finance, Chief
Financial Officer,
Secretary and Treasurer


-----------------------------------

(1)  Includes a cash car allowance of $9,000 annually.
(2) Mr. Shipowitz commenced his employment with the Company on May 27, 1997 at an annual salary of $150,000. He is also entitled to participate in the Senior Management Bonus Plan as described below.

SENIOR MANAGEMENT BONUS PLAN

     The compensation table above includes bonuses paid under the Senior Management Bonus Plan (the "Bonus Plan") for fiscal 1997. Under the Bonus Plan, if the Company achieved 88% of a fiscal 1997 net income target established by the Board of Directors, bonuses would be paid to the Named Executive Officers and certain other members of management. Partial payments from the pool would commence if the Company achieved over 88% of its fiscal 1997 pre-tax income target. The total bonus pool would be payable if the Company achieved 100% of its fiscal 1997 net income target and would be increased by 7.3% for each 1% increase over 100% of the fiscal 1997 net income target. A total of $366,000 was paid to the Named Executive Officers and other participating members of management. See - "Compensation Committee Report on Executive Compensation" below.

STOCK OPTIONS

     The following table provides information on stock option/SAR grants to the Named Executive Officers under the 1987 Option Plan during fiscal 1997:

                                                                               POTENTIAL REALIZABLE VALUE
                                                                               AT ASSUMED ANNUAL RATES OF
                                                                              STOCK PRICE APPRECIATION FOR
                           INDIVIDUAL GRANTS (1)                                     OPTION TERM (2)
-------------------------------------------------------------------------     ----------------------------
                        NUMBER OF    % OF TOTAL
                       SECURITIES   OPTIONS/SARS
                       UNDERLYING    GRANTED TO   EXERCISE OR
                      OPTIONS/SARS  EMPLOYEES IN  BASE PRICE   EXPIRATION
        NAME               (#)      FISCAL YEAR      ($/SH)       DATE        5% ($)(3)         10% ($)(3)
--------------------  ------------  ------------  -----------  ----------     ---------         ----------
Raymond C. Hemmig         5,300          2.2        11.55       12/01/01        16,912             37,372

Raymond E. McCarty        2,600          1.1        10.50       12/01/01         7,542             16,667

Jay B. Shipowitz         27,500         11.3        11.00       06/06/02        83,575            184,679

(1) All options become exercisable in three equal annual installments. The exercise price of each option is equal to the closing price per share of the Common Stock on The Nasdaq Stock Market on the date the option was granted. Each option was granted under the 1987 Option Plan in tandem with stock appreciation rights, which provide that, in lieu of payment by the optionholders and issuance of shares of Common Stock upon exercise of the option, the Compensation Committee, in its discretion, may elect to pay the optionholder an amount equal to the excess of the fair market value per share on the date of exercise over the per share exercise price, multiplied by the number of shares covered by the option being exercised.
(2) The values shown in these columns reflect growth rate assumptions the SEC prescribes. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock's future performance and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(3) These values represent the difference between the assumed appreciation in the Common Stock's market value at the date of grant and the exercise price of the options/SARs.


The following table provides information on the stock options/SARs that the Named Executive Officers held at June 30, 1997:

                                                       NUMBER OF
                                                       SECURITIES        VALUE OF
                                                       UNDERLYING     UNEXERCISED IN-
                                                      UNEXERCISED        THE-MONEY
                                                      OPTIONS/SARS    OPTIONS/SARS AT
                                                     AT FY-END (#)      FY-END ($)*
                               SHARES      VALUE    ----------------  ---------------
                            ACQUIRED ON   REALIZED    EXERCISABLE/     EXERCISABLE/
           NAME             EXERCISE (#)    ($)       UNEXERCISABLE    UNEXERCISABLE
--------------------------  ------------  --------  ----------------   --------------
      Raymond C.Hemmig           -            -       37,194/10,550    213,494/46,737

      Donald H. Neustadt         -            -         17,768/0         124,376/0

      Raymond E. McCarty       10,000      128,750    22,066/5,225    140,119/27,013

      Jay B. Shipowitz           -            -         0/27,500          0/41,250

---------------------------
* Based on the closing price on The Nasdaq Stock Market of the Common Stock on June 30, 1997 of $12.50 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Howard W. Davis and Marshall B. Payne are, and were during fiscal 1997, the members of the Compensation Committee. Neither of the members of the Compensation Committee was during fiscal 1997, or has ever been, an officer or employee of the Company or any of its subsidiaries.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the CEO's compensation.

     Non-employee members of the Company's Board of Directors review all decisions the Compensation Committee makes relating to the Company's executive officers' compensation. Only the Compensation Committee makes decisions about grants or awards under the 1987 Option Plan.

     Compensation Policy. The Compensation Committee's overall policy regarding compensation of the Company's executive officers is to provide salary levels and compensation incentives that attract and retain qualified individuals in key positions; that recognize individual performance and the Company's performance; and that support the Company's objective of achieving sustained improvements in its financial condition, operating results and market position. The Compensation Committee attempts to implement this policy by paying the Company's executive officers slightly above average compensation with an emphasis on performance related pay. The Company's objective is to pay its executive officers less in base pay and automobile allowances than similarly situated executives at comparable companies, and then to more than compensate for such reduced base pay by providing executive officers the opportunity to earn significantly higher than average performance-based compensation. The performance-based compensation is made up of awards under the Bonus Plan and stock options under the 1987 Option Plan.

     In determining executive officer compensation, the Compensation Committee considers the Company's performance as compared to its budget, each individual officer's experience level, level of responsibility and performance as compared to the budgeted performance goals for such officer, the Company's growth and cash flow performance. Individual salaries are reviewed every nine to 15 months and, based on evaluations of individual performance, are adjusted in accordance with budgeted compensation guidelines the Board of Directors has established for all officers.

     Base Salaries and Allowances. The Compensation Committee determines the base pay and allowances for the CEO and reviews the compensation of the Company's other officers as determined by the CEO. In this determination or review, as the case may be, as a basis for comparison, the Compensation Committee attempts to determine the base salaries and allowances of similarly situated executives in comparable companies. The Compensation Committee identifies such comparable companies, in its discretion, after considering a broad range of factors, including levels of revenues, geographic regions of operations, growth and industry (e.g., service versus manufacturing). Then the Compensation Committee determines a base salary and automobile allowance that is slightly less than that which such similarly situated executives at the comparable companies would be paid.

     Performance Pay. The Compensation Committee determines the performance-based compensation for the CEO and reviews the performance-based compensation of the Company's other executive officers as determined by the CEO. In this determination or review, as the case may be, if the Company's executive officers have performed in accordance with the Compensation Committee's expectations as delineated above, the Compensation Committee ensures the CEO and the other senior executives are provided with above average (as compared to similarly situated executives at comparable companies) performance-based bonuses through the Bonus Plan and stock options through the 1987 Option Plan.

     Senior Management Bonus Plan. The Company maintains the Bonus Plan, which is an incentive program for the Named Executive Officers and certain other members of management. The Bonus Plan's goal is to place a portion of the participants' annual compensation at risk to encourage and reward performance that meets or exceeds the Company's budgeted expectations. Under the Bonus Plan, at the beginning of each fiscal year, the Compensation Committee recommends, and the Board of Directors approves, Company pre-tax income targets and the size of the bonus pool if such targets are achieved. The Compensation Committee determines each participant's share of the bonus pool by assuming the Company reaches 100% of its income target and determining the additional income that each such officer needs for his total compensation to be slightly above that offered to similarly situated officers at comparable companies.

     Under the Bonus Plan, if the Company achieved 88% of the fiscal 1997 pre-tax income target established by the Board of Directors, bonuses would be paid to the Named Executive Officers and certain other members of management. Partial payments from the pool would commence if the Company achieved over 88% of its fiscal 1997 pre-tax income target. The total bonus pool would be payable if the Company achieved 100% of its fiscal 1997 pre-tax income target and would be increased by 7.3% for each 1% increase over 100% of the fiscal 1997 net income target.

     Stock Options. The Compensation Committee grants stock options under the 1987 Option Plan to encourage and facilitate personal stock ownership by officers and key employees, including the CEO, thus strengthening their commitment to the Company and encouraging a longer-term perspective to their responsibilities. This feature of the Company's compensation program directly links officers' and key employees' interests with those of the Company's shareholders. The Compensation Committee reviews grants of stock options to the Company's officers and considers the value and benefit of such options during its review of such officers' overall compensation packages. The Compensation Committee's policy is to grant stock option awards under the 1987 Option Plan based on individual performance and the potential for the option recipient to contribute to the Company's future success. Under the 1987 Option Plan, the Compensation Committee may grant either incentive or non-qualified options, but typically grants incentive stock options because of the tax advantages to the optionees resulting from the grant of such options. In addition, although the 1987 Option Plan provides that options may be granted with terms of up to 10 years and permits options to be immediately exercisable, the Compensation Committee generally grants options under the 1987 Option Plan that expire in five years and become exercisable in equal installments over a three-year period.

     The Compensation Committee believes that such limitations provide those holding options with incentives to remain in the employment of the Company, while also providing a performance incentive that can provide direct benefits within a relatively short period of time.

     CEO Compensation. In accordance with the policies described above in this report, the fiscal 1997 base salary of Mr. Neustadt was established at $229,254. The Compensation Committee believed that this salary was within the range of salaries paid to chief executive officers of comparable companies in October 1996, when it was established. This salary, which constituted an increase of approximately 22% of the salary that had been set for Mr. Neustadt in fiscal 1996, reflected the Committee's assessment of Mr. Neustadt's past performance and anticipated future contributions to the Company. Mr. Neustadt has overseen the Company's operations since October 1995, and has served as a key role in the expansion of the various kinds of business that the Company conducts and in its growth strategy, including major acquisitions. He is thoroughly familiar with the consumer or retail financial services industry and would (the Compensation Committee believed) continue to lead the Company's growth and success. In accordance with the terms of the Bonus Plan, Mr. Neustadt received a bonus of $191,360 in fiscal 1997. The committee authorized a grant to Mr. Neustadt of options to acquire 2,500 shares of Common Stock under the 1987 Plan, but Mr. Neustadt declined such grant.

             The Compensation Committee of the Board of Directors

                                Howard W. Davis
                               Marshall B. Payne

                            STOCK PERFORMANCE CHART

     The following chart compares the return on the Common Stock with the NASDAQ Market Index and a financial services peer group (consisting of Cash America International, Inc., EZ Corp, Inc., First Cash, Inc., H&R Block, Inc., Mercury Finance Company and World Acceptance Corp.) for the period from December 2, 1992 (the initial day of trading in the Common Stock) through June 30, 1997. The comparison assumes that $100 was invested on December 2, 1992 and assumes reinvestment of dividends and distributions.

                       [PERFORMANCE GRAPH APPEARS HERE]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET


 -------------------------------FISCAL YEAR ENDING----------------------------

COMPANY                         1992    1993    1994    1995    1996    1997
ACE CASH EXPRESS INC             100   54.70   54.70   62.39  100.86  128.14
PEER GROUP                       100  101.49  109.79  121.60  107.62   80.62
BROAD MARKET                     100  114.80  125.89  147.65  185.86  223.89


THE PEER GROUP CHOSEN WAS:
Customer Selected Stock List

THE BROAD MARKET INDEX CHOSEN WAS:
NASDAQ MARKET INDEX

THE PEER GROUP IS MADE UP OF THE FOLLOWING SECURITIES:

BLOCK, H&R INC
CASH AMERICA INTERNAT
EZCORP INC CL A
FIRST CASH INC
MERCURY FINANCE CO
WORLD ACCEPTANCE CORP


       PROPOSAL TO APPROVE ACE CASH EXPRESS, INC. 1997 STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     On August 4, 1997, the Board of Directors of the Company adopted the ACE Cash Express, Inc. 1997 Stock Option Plan (the "1997 Option Plan") pursuant to which options may be granted to the key employees of the Company and its subsidiaries for the purchase of shares of Common Stock, subject to the approval of the shareholders. The proposed 1997 stock option plan replaces the 1987 stock option plan upon its expiration in December of 1997. At the Annual Meeting, shareholders are being asked to approve the 1997 Option Plan. The Company intends for all options granted under the 1997 Option Plan to conform with the provisions of Rule 16b-3 under the Exchange Act. The 1997 Option Plan is intended to replace the 1987 Option Plan, which expires by its terms on December 17, 1997, so that no more options can thereafter be granted under that plan. However, any outstanding options granted pursuant to the 1987 Option Plan will remain outstanding and be administered pursuant to the terms and conditions of that plan.

     The following description of the 1997 Option Plan is a summary, does not purport to be detailed, and is qualified in its entirety by reference to the provisions of the 1997 Option Plan itself. A copy of the 1997 Option Plan is attached as Exhibit A to this Proxy Statement.

     The 1997 Option Plan permits the grant of options to the key employees (including officers) of the Company and its subsidiaries to purchase shares of Common Stock. The employees eligible for options under the 1997 Option Plan are those employees whose performance and responsibilities are determined by the Compensation Committee of the Board of Directors to be influential to the success of the Company and its subsidiaries. The total number of shares of Common Stock available for grant under the 1997 Option Plan is 600,000 shares. The option period (i.e., the term of an option) may not be more than ten years from the date the option is granted. The Compensation Committee determines in its discretion the key employees who will receive grants, the number of shares subject to each option granted, the exercise price and the option period, and it administers and interprets the 1997 Option Plan. Approximately 560 of the Company's employees are eligible to participate in the 1997 Option Plan.

     Full payment for shares purchased upon exercise of an option must be made at the time of exercise, and no shares may be issued until full payment is made. The exercise price of each option is payable in cash or by check or, if the applicable stock option agreement so provides, in shares of Common Stock at the fair market value per share on the date of exercise.

     Though the Compensation Committee has discretion to determine the terms of the exercise of any option, it is expected that options will generally be exercisable in equal annual installments over a four-year period. All installments that become exercisable are cumulative and may be exercised at any time after they become exercisable until the expiration of the option period. Incentive stock options and, unless otherwise specified in the applicable stock option agreements, nonqualified stock options may not be transferred other than by will or by the laws of descent and distribution. If an optionee dies or becomes permanently disabled before the termination of his option without having totally exercised the option, the option may be exercised, to the extent that the optionee could have exercised it on the date of his death or disability, by
(i) in the case of death, his estate or the person who acquired the right to exercise the option by bequest or inheritance, or (ii) in the case of disability, the optionee or his personal representative, provided that the option is exercised before the date of the expiration of the option period or 180 days after the date of the optionee's death or disability, whichever occurs first.

     Both incentive stock options and nonqualified stock options may be granted under the 1997 Option Plan. The 1997 Option Plan requires that the exercise price of each incentive stock option will not be less than 100% of the fair market value of the Common Stock at the time of the grant of the option. No incentive stock option, however, may be granted under the 1997 Option Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock at the date of grant and the option is not exercisable for more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000. An option (or an installment thereof) counts against the annual limitation only in the calendar year it first becomes exercisable.

     Unless the Board of Directors terminates it sooner, the 1997 Option Plan will terminate on August 4, 2007, and no options may be granted under the 1997 Option Plan thereafter. The Board of Directors or the Compensation Committee may amend, alter or discontinue the 1997 Option Plan without the shareholders' approval, except that the Board of Directors or the Compensation Committee does not have the power or authority to materially increase the number of securities that may be issued under the 1997 Option Plan or to materially modify the requirements of eligibility for participation in the 1997 Option Plan. The Board of Directors or the Compensation Committee, however, may make appropriate adjustments in the number of shares the 1997 Option Plan covers, in the number of outstanding options, and in the option exercise prices to reflect any stock dividend, stock split, share combination or other recapitalization and, with respect to outstanding options and option prices, to reflect any merger, consolidation, reorganization, liquidation or similar transaction involving the Company.

     On the date of this Proxy Statement, no options have been granted pursuant to the 1997 Option Plan; however, on June 30, 1997, options to purchase an aggregate of 510,842 shares of Common Stock (net of expired or terminated options) remained outstanding under the 1987 Option Plan. As of June 30, 1997, the market value of all shares of Common Stock subject to outstanding options was approximately $6.4 million (based upon the closing price of the Common Stock of $12.50 per share as reported on The Nasdaq Stock Market on such date).

TAX STATUS OF STOCK OPTIONS

     Pursuant to the 1997 Option Plan, the Compensation Committee may provide for an option to qualify either as an "incentive stock option" ("ISO") or as a "nonqualified option" for United States federal income tax purposes.

     Incentive Stock Options. All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirement (a "disqualifying disposition"), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

     Nonqualified Options. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a nonqualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

     The foregoing statements are based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

REQUIRED VOTE

     The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to approve the 1997 Option Plan. If the requisite vote of the shareholders is not obtained, the 1997 Option Plan will be null and void.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO
                                                         ---
APPROVE THE 1997 OPTION PLAN.

               PROPOSAL TO APPROVE AN AMENDMENT TO THE RESTATED
                     ARTICLES OF INCORPORATION TO INCREASE
                     THE AUTHORIZED SHARES OF COMMON STOCK

BACKGROUND AND RATIONALE

     The Board of Directors believes that it is desirable to amend the Company's currently effective Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

     During fiscal 1997, the Company effected a three-for-two stock split in the form of a 50% stock dividend payable to shareholders of record as of November 15, 1996. As a result of that stock split and exercises of outstanding stock options, particularly under the 1987 Option Plan, out of the 10,000,000 shares of Common Stock currently authorized in the Articles, 6,473,327 shares were issued as of September 26, 1997. Of the remaining 3,526,673 authorized shares of Common Stock, a total of 791,783 shares were reserved for issuance in connection with the 1987 Option Plan and the Directors Option Plan. Also, if the 1997 Option Plan is approved by the shareholders, an additional 600,000 shares of Common Stock would be reserved in connection with the 1997 Option Plan.

     Except for those shares currently reserved or proposed to be reserved for issuance under option plans, the Company does not have any present plan, understanding or agreement to issue additional shares of Common Stock. However, the Board of Directors believes that the proposed increase in authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, or acquisitions of property; for incentive compensation under stock option plans and other employee benefit plans; or for other corporate purposes. The Board of Directors will determine whether, when, and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes.

     The Board of Directors generally does not intend to seek further shareholder approval before the issuance of any additional shares unless required by law, the Articles, or the rules of The Nasdaq Stock Market or any stock exchange upon which the Common Stock may be listed. The Board of Directors does not intend to issue any Common Stock to be authorized under the proposed amendment to the Articles except upon terms the Board of Directors deems to be in the best interest of the Company and its shareholders. The issuance of additional Common Stock may, depending upon the circumstances of the issuance, have a dilutive effect on earnings per share and may decrease the percentage ownership in the Company (for voting, distributions, and other purposes) of existing holders of Common Stock. Holders of shares of Common Stock have no preemptive rights to acquire any additional securities issued by the Company.

     The availability for issuance of the additional authorized shares of Common Stock may also be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention to do so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly, and therefore less likely. Management of the Company is not aware of any person or entity who is seeking to acquire control of the Company.

     The text of the proposed amendment to the Articles is attached as Exhibit B to this Proxy Statement.

     The proposed amendment would not change the authorized number of shares of the Preferred Stock, $1.00 par value, of the Company, none of which is outstanding on the date of this Proxy Statement.

     Other than increasing the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, the proposed amendment does not change the Articles.

     The Board of Directors has unanimously adopted resolutions setting forth the proposed amendment to the Articles and recommending that the proposed amendment be approved by the shareholders of the Company. If approved by the shareholders, the amendment will become effective upon the filing of articles of amendment to the Articles with the Secretary of State of Texas as required by the Texas Business Corporation Act.

REQUIRED VOTE

     The favorable vote of the holders of a majority of all of the outstanding shares of Common Stock on the record date for the Annual Meeting is required to approve the proposed amendment to the Articles.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED
                                                         ---
AMENDMENT TO THE ARTICLES.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the independent auditors of the Company for fiscal 1997 and has been selected by the Board of Directors as the independent auditors of the Company for the current fiscal year. One or more representatives of Arthur Andersen LLP are expected to attend the Annual Meeting, at which they will have an opportunity to make a statement and will respond to appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

     Any proposals from shareholders to be presented for consideration for inclusion in the proxy material in connection with the 1998 Annual Meeting of Shareholders of the Company must be submitted in accordance with the SEC's rules and received by the Company's Secretary at the Company's principal executive offices no later than the close of business on June 10, 1998.

                                 MISCELLANEOUS

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and executive officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and executive officers. All information relating to any beneficial owner of more than 5% of the Common Stock is based upon information contained in reports filed by such owner with the SEC.

     The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended June 30, 1997 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Investor Relations/Corporate Communications, 1231 Greenway Drive, Suite 800, Irving, Texas 75038. A copy of the exhibits to such report will be furnished to any shareholder upon written request therefor and payment of a nominal fee.


                                By order of the Board of Directors,


                                Jay B. Shipowitz
                                Secretary

Irving, Texas
October 21, 1997

                                                                       Exhibit A
                                                                       ---------

                             ACE CASH EXPRESS, INC.

                             1997 STOCK OPTION PLAN

    On August 4, 1997, the Board of Directors of ACE Cash Express, Inc. adopted the following 1997 Stock Option Plan:

         1. PURPOSE. The purpose of the Plan is to provide key employees with a proprietary interest in the Company through the granting of options which will
            (a)  increase the interest of the key employees in the Company's and its Subsidiaries' welfare;
            (b) furnish an incentive to the key employees to continue their services for the Company and its Subsidiaries; and
            (c) provide a means through which the Company and its Subsidiaries may attract able persons to enter its employ.

         2.  ADMINISTRATION.  The Plan will be administered by the Committee.

         3. PARTICIPANTS. The Committee shall, from time to time, select the particular key employees of the Company and its Subsidiaries to whom options are to be granted and who will, upon such grant, become participants in the Plan. For purposes of the Plan, "key employees" are those officers and employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company and its Subsidiaries.

         4. STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to a key employee who owns more than 10% of the voting power of all classes of capital stock of the Company or its Parent or Subsidiaries; except that this limitation will not apply if the option price is at least 110% of the fair market value of the Common Stock at the time the

    Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

         5. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 600,000 shares of Common Stock, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization, or the like of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

         6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any key employee is first eligible to purchase in any calendar year by exercise of Incentive Options granted under the Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the date of grant of each option) of the Common Stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for a key employee only for the calendar year such Common Stock is first purchasable under the terms of the option.

         7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to key employees of the Company or its Subsidiaries. The grant of an option to a key employee shall not be deemed to entitle the employee to, or to disqualify the employee from, participation in any other grant of options under the Plan.

         8. GRANT OF OPTIONS. All options under the Plan shall be granted by the Committee, which is authorized to grant Incentive Options and Nonqualified Options under the Plan. Each grant of options shall be evidenced by a stock option agreement containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including (without limitation) provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with
    Section 422 of the Internal Revenue Code. The Company shall execute stock option agreements upon instructions from the Committee. The Plan shall be submitted to the Company's shareholders for approval. The Committee may grant options under the Plan prior to the time of shareholder approval, and those options will be effective when granted, but if for any reason the shareholders of the Company do not approve the Plan prior to one year from the date of adoption of the Plan by the Board, all options granted under the Plan will be terminated and of no effect. No option may be exercised in whole or in part prior to such shareholder approval. A stock option agreement may provide that the participant may request approval from the Committee to exercise an option or a portion thereof by tendering shares of Common Stock, at the fair market value per share on the date of exercise, in lieu of cash payment of the exercise price.

         9. OPTION PRICE. The option price of an Incentive Option shall not be less than 100% of the fair market value per share of the Common Stock (or 110% of such value if required by Section 4) on the date the Incentive Option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant of the Incentive Option, using any reasonable valuation method, and shall set forth the determination in the resolutions it adopts or in minutes.

         10. OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies another date (which can only be a later date if the option is an Incentive Option). No option may terminate later than ten years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions, and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or for any other reason.

         11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) prior to expiration of his or her right to exercise an option in accordance with the provisions of the applicable stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of his or her death or disability (or to such other extent provided in the stock option agreement), (a) in the case of death, by the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (b) in the case of disability, by the participant or his or her personal representative, provided the option is exercised prior to the date of its expiration or not more than 180 days after the date of termination of the participant's employment because of his or her death or disability (or such other date as may be provided in the stock option agreement), whichever first occurs. The date of disability of a participant shall be determined by the Committee.

         12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made at the time of exercise in cash or by check, or if the stock option agreement so permits, by tendering shares of Common Stock at the fair market value per share at that time, or on such other terms as are set forth in the applicable stock option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a shareholder of the Company regarding those shares until those shares are issued to him. In addition, the participant shall tender payment of such amount as may be requested by the Company, if any, for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the exercise of an option.

         13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period at such times, in such amounts, in accordance with such terms, and subject to such restrictions as are set forth in the applicable stock option agreements. A stock option agreement may provide for acceleration of exercise upon termination of employment for any reason. In no event may an option be exercised or shares be issued pursuant to the exercise of an option if any requisite action, approval, or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

         14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option or purchase price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, sale of all or substantially all outstanding capital stock, recapitalization, merger, consolidation, separation, reorganization, sale of all or substantially all assets, liquidation, or the like of or by the Company.

         In the event of a merger, consolidation, share exchange, sale of all or substantially all outstanding capital stock, reorganization, sale of all or substantially all assets, liquidation, recapitalization, separation, or the like of or by the Company, the Company (acting by or through the Board or the Committee) may make such arrangements as it deems advisable with respect to outstanding options granted under the Plan, and those arrangements shall be binding upon each participant who holds an outstanding option granted under the Plan, including

    (without limitation) arrangements for the substitution of new options for any options then outstanding (by conversion or otherwise), the assumption of any such outstanding options, or the payment for any such outstanding options. Any such arrangements relating to an Incentive Option shall comply with the requirements of Section 422 of the Internal Revenue Code and the regulations thereunder. If (a) the Company becomes a party to an agreement providing for the merger, consolidation, or share exchange of or by the Company, any other sale of all or substantially all of the outstanding Common Stock, or any sale of all or substantially all of the assets of the Company (any such transaction, a "Transaction") and the agreement provides that the holders of the outstanding shares of Common Stock will receive cash, securities, or other property directly or indirectly from one or more persons or entities other than the Company or any of its Subsidiaries (collectively, if more than one, the "Purchaser") upon the effectiveness of the Transaction, and (b) the Company does not make arrangements for the substitution of new options from the Purchaser for any options then outstanding (by conversion or otherwise), the assumption of such options by the Purchaser, or the payment for such options, then the Plan shall terminate and any options outstanding under the Plan shall terminate upon the effectiveness of such Transaction; provided, however, that all outstanding options granted under the Plan (whether or not theretofore vested or exercisable) shall become immediately exercisable during the ten days immediately preceding the effective date of such Transaction as well as on the effective date of the Transaction until it is effective. If the options will so terminate upon the effectiveness of a Transaction, the Company shall give each holder of an option at least ten days' notice of the opportunity to exercise his or her options before such termination. The Company shall, prior to the effectiveness of the Transaction, issue all Common Stock purchased by exercise of outstanding options, and such Common Stock shall be treated as issued and outstanding for purposes of the Transaction.

         15. NON-ASSIGNABILITY. Incentive Options and, unless specified in the applicable stock option agreement, Nonqualified Options may not be transferred other than by will or by the laws of descent and distribution. Except to the extent provided in Section 11, during a participant's lifetime, Incentive Options and, unless specified in the applicable stock option agreement, Nonqualified Options granted to a participant may be exercised only by the participant.

         16. INTERPRETATION AND LIABILITY. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations. Neither the Committee nor any member thereof shall be liable for any action, omission, interpretation, construction, or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including, without limitation, attorneys' fees) arising therefrom to the full extent permitted by law and the Articles of Incorporation and the Bylaws of the Company.

         17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board or the Committee without the approval of the shareholders of the Company, except that any amendment that would (a) materially increase the number of securities that may be issued under the Plan or (b) materially modify the requirements of eligibility for participation in the Plan must be approved by the shareholders of the Company.

         18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any key employee any right to be granted an option to purchase Common Stock or any other rights except as may be evidenced by a stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights of the holders thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding. Nothing in this Plan shall be construed as conferring upon any participant the right to continue as an employee, officer, or director of the Company.

         19. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on August 4, 2007. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

         20. APPLICABLE LAW. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas.

         21. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

         (a) "Board" means the Board of Directors of the Company.
         (b) "Committee" means the committee of the Board appointed to administer the Plan, or in the absence of such a committee, the entire Board.

         (c) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).
         (d) "Company" means ACE Cash Express, Inc., a Texas corporation.
         (e) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422 of the Internal Revenue Code.
         (f) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.
         (g) "Nonqualified Option" means an option granted under the Plan which is not an Incentive Option.
         (h) "Option Period" means the period during which an option may be exercised.
         (i) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns capital stock possessing 50% or more of the total combined voting power of all classes of capital stock in one of the other corporations in the chain.
         (j) "Plan" means this 1997 Stock Option Plan as may be amended from time to time.
         (k) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns capital stock possessing 50% or more of the total combined voting power of all classes of capital stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

                                                                       Exhibit B
                                                                       ---------

                         PROPOSED AMENDMENT TO ARTICLES


          Section A of Article V of the Restated Articles of Incorporation, as amended, of the Corporation be amended to read in its entirety as follows:

          A.  Capitalization.  The aggregate number of shares which the
              --------------
     Corporation is authorized to issue is 21,000,000 shares, consisting of:

               (1) 20,000,000 shares of Common Stock having a par value of $.01 per share; and

               (2) 1,000,000 shares of Preferred Stock having a par value of $1.00 per share.

          The following is a statement of the relative rights, preferences and limitations with respect to the shares of each class of capital stock of the Corporation, insofar as the same are fixed in these Articles of Incorporation, and of the authority expressly vested in the Board of Directors of the Corporation to divide the Preferred Stock into series and to fix and determine the variations in the relative rights and preferences as between series:

                            ACE CASH EXPRESS, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- NOVEMBER 14,1997

     I (i) acknowledge receipt of the Notice of Annual Meeting of Shareholders of ACE Cash Express, Inc., a Texas corporation (the "Company"), to be held on Friday, November 14, 1997, at 10:00 a.m., Dallas time, at the Four Seasons Hotel, 4150 North MacArthur Blvd., Irving, Texas 75038, and the Proxy Statement in connection therewith; and (ii) appoint Raymond C. Hemmig and Donald H. Neustadt, and each of them, my proxies with full power of substitution, for and in my name, place and stead, to vote upon and act with respect to all of the Company's shares of Common Stock standing in my name, or with respect to which I am entitled to vote and act, at the meeting and at any adjournment thereof, and as indicated on the reverse side.

     If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any adjournment thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     I hereby revoke any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratify and confirm all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

    TITLE PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECIORS.

                    IMPORTANT: SIGN AND DATE ON OTHER SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

1.  Election of Directors

    FOR all nominees listed below (except as marked to the contrary below)
        Raymond C. Hemmig, Donald H. Neustadt, Howard W. Davis,
        Marshall B. Payne, Edward W. Rose III, and Charles Daniel Yost

    WITHHOLD AUTHORITY to vote for all nominees listed above

    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

    ---------------------------------------------------------------------------

2. To consider and vote upon the proposal to adopt the ACE Cash Express, Inc. 1997 Stock Option Plan;

                FOR             AGAINST        ABSTAIN
               [   ]             [   ]          [   ]

3. To consider and vote upon an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, $.0l par value per share, of the Company from 10,000,000 to 20,000,000;

                FOR             AGAINST        ABSTAIN
               [   ]             [   ]          [   ]

4. In the discretion of the proxies, on any other matter that may properly come before the meeting of any adjournment thereof.

                FOR             AGAINST        ABSTAIN
               [   ]             [   ]          [   ]


                               DATE: ________________________, 1997


                                -----------------------------------------------
                                Signature of Shareholder


                                -----------------------------------------------
                                Printed Name of Shareholder


                                -----------------------------------------------
                                Title, if applicable


                                Please date this proxy and sign your name
                                exactly as it appears hereon. Where there is
                                more than one owner, each should sign. When
                                signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, a duly authorized officer should sign the proxy.
                                EACH JOINT TENANT SHOULD SIGN.
                                -----------------------------

                                PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

Votes must be indicated (x) in Black or Blue ink